EXCLUSIVE PURCHASE AGREEMENT

This agreement is made the 23rd day of August 2004 by and between:

Groupo Aquinas SA, a corporation incorporated pursuant to the Laws of Argentina (hereinafter “Aquinas”)

OF THE FIRST PART

AND –

Victor Vartovy, who intends to assign his rights hereunder to  a corporation incorporated pursuant to the laws of Ukraine (hereinafter “Vartovy”)

OF THE SECOND PART

RECITALS

Groupo Aquinas SA., an Argentinean company that is primarily engaged in identifying, marketing, promotion, development, finance and sales of technology worldwide.

Victor Vartovy has developed a unique and economically competitive process for extracting water from air, and other innovative technologies, has the proprietary technology necessary for the construction and operation of these systems in a variety of sizes and water production capacities applicable to most regions of the world, including its most arid regions.

Aquinas is willing to finance, directly or indirectly, the construction and trials of a demonstration pilot unit and to find a Public Company to purchase the entirety of Vartovy’s commercial, intellectual and physical properties, assets and debts through Aquinas resources and outside investors and to market and promote full-scale commercial Air-Water Extraction (AWE) units and all other uses of the technology.   The Vartovy company to be formed will be a wholly owned subsidiary of Public Company will become the operating company and will own and hold all of Vartovy Intellectual Property, assets and equipment worldwide.

The Parties of this agreement wish to enter into an exclusive sale and finance contract for the benefit of both Parties towards the continued development and mass commercialization of AWE technology.

This agreement is assignable to an American publicly traded company that is selected by Aquinas and meets a business and quality review by Aquinas.

All of the above recitals are hereby made an integral part of this Agreement and shall have substantive effect in interpreting the provisions of this Agreement

Terms and Conditions

WHEREAS, Aquinas represents that it possesses the skill, ability, and infrastructure to finance, promote, develop and market Vartovy technology as defined herein in all countries of the world and where it is deemed to be to the mutual benefit for Vartovy and Aquinas, to enter into this Agreement upon the terms and conditions set forth.

WHEREAS, Vartovy represents that it is the sole owner of the said technology and intellectual property and has full authority to represent and sign on behalf of Vartovy.  Vartovy also represents that he will be the owner of the company to be formed by him.

NOW, THEREFORE, in consideration for the mutual covenants and promises herein contained, the undersigned hereby agree to the following:

Relationship Between Victor Vartovy and Groupo Aquinas

Aquinas agrees to finance the construction and trials of the AWE Pilot Units and to patent and protect any technologies in Victor Vartovy’s name to be assigned to Aquinas, to market and to promote scaled-up commercial AWE plants to be established by, and if required, operated by Vartovy or his company as a wholly owned subsidiary of Public Company, in all countries of the world.

Pilot units to demonstrate the Vartovy technology to potential Aquinas clients or Joint Venture Partners shall be paid by Aquinas. All of the Aquinas costs shall be reimbursed from the Joint Venture or additional investments.

Vartovy shall demonstrate its existing 50 liter per day laboratory model within 2 weeks of receiving funds.

Aquinas will acquire the exclusive worldwide rights to negotiate with a Public Company of its choosing; the Public Company selected by Aquinas shall purchase one hundred per cent (100%) of Vartovy’s company, including his Intellectual Property, patents, trade name, trade secrets, know how, equipment, assets and debts.  Vartovy shall also provide a complete set of engineering computer drawings, specification and materials required for the fabrication of the units to be sold.  Vartovy shall train at least two of his Ukrainian employees such that they are fully versed and knowledgeable in the AWP technology with 100% technology transfer to these employees.  Vartovy’s new company will become a wholly owned subsidiary of the Public Company.

In return, Aquinas or its assigned Public Company, and Vartovy agree to the following terms and conditions:

Aquinas shall complete a due diligence of Vartovy with Victor Vartovy and others principals as appropriate.

Aquinas shall negotiate a successful Joint Venture or other agreement within 60 days of signing this agreement that will create the first commercial license for the Vartovy technology.

Victor Vartovy shall receive a total amount of One Million Five Hundred Thousand US Dollars (US $1,500,000.00) for his personal and individual efforts within one year of the signing date of the first Joint Venture or other agreement.  The technology transferred to Aquinas shall belong to Vartovy until said One Million Five Hundred Thousand US Dollars (US $1,500,000.00) is paid in full.

Victor Vartovy shall also receive ten percent of all net profits payable on a quarterly basis in lieu of any shares in this company or in the Public Company.

Victor Vartovy shall head up the R&D division of his named company and will be allowed to hire at least one additional senior scientist.  Competitive salaries shall be paid to Victor Vartovy and the senior scientist and other technicians that are retained.

Vartovy will hire additional scientific staff, as required, to help in the development of new technologies.

For outstanding patents or discoveries of significant value, the Public Company will provide periodic financial rewards to Victor Vartovy and his associates who contributed in the discovery.

viii) The strategic direction of the research shall be established by the Management in close consultation with Victor Vartovy.  Typical focus shall include: (a) AWE unit that utilized natural gas as source of thermal energy (b) increased energy efficiency of fuel and electrical AWE units; (c) all practical measures to drive down operating costs of the AWE units (d) to economically-viable scale-ups the AWE units into 100 m3, 1000 m3 size units and larger if required and economically practical.

The Public Company will enter into a key-man agreement with Victor Vartovy.

All the patents developed by Victor Vartovy shall be filed in his and the co-authors’ names as appropriate.  The commercial rights to the patents and all other technology developed while in the employment of his company shall belong to Vartovy, except as set forth herein.

Vartovy shall continue to operate in Odessa for technology development and product fabrication if price competitive.  An appropriate salary will be paid to Victor Vartovy.

This is an exclusive sale and finance agreement for the technology and its modifications and improvements.

Upon the acquisition of Vartovy’s rights, intellectual property and any company he may form, by the Public Company, the said Public Company shall undertake to work jointly and diligently for the greatest good and profitability of Vartovy and the Public Company.  The Public Company shall allow continued funding for new product development and pilot plant trials, as well as supporting the business side of the company such as the fabrication of commercial units, manufacturing, sales and marketing, operation of water plants, repairs and service.

Aquinas and the Public Company are granted the right to seek contracts in all areas and applications of AWE Technology.

Vitor Vartovy shall be appointed to the Board of Directors of the new post-acquisition company formed by Vartovy after acquisition by Aquinas.

Intellectual Property

Aquinas has been informed by Vartovy and Aquinas hereby acknowledges that Vartovy is the sole owner of AWE proprietary technology, new patents in progress, including the trade name rights, names, marks and graphic designs (collectively, the “Intellectual Property”), the products, technology and  process of which are valuable assets of Vartovy.  Aquinas further acknowledges that such Intellectual Property shall transfer ownership and control from Vartovy and that the Public Company shall acquire all rights, titles, or interests in the Intellectual Property.

Non-Competition and Confidentiality

During the Term of this agreement (see Item 5), neither Vartovy, nor any person employed or engaged by Vartovy to fulfill its duties under this Agreement, shall directly or indirectly, compete with Aquinas in the promotion and marketing of AWE products, technologies or processes.

During the Term of this Agreement or after its expiration or Termination, neither Vartovy nor persons employed or engaged by Vartovy to fulfill its duties under this Agreement shall, directly or indirectly, disclose or use at any time any confidential information, knowledge or data relating to Aquinas, including the content or physical or electronic copy of this contract.

Confidentiality: Non-disclosure

The Parties will not at any time, or in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever, any information of any kind, nature or description concerning any matters affecting or relating to the business of the other Party, including without limiting the generality of foregoing the names of any of its customers, the prices it obtains or has obtained or at which it sells or has sold its products or at which it buys or has bought materials, components or other supplies, the methods or processes of production or manufacture of its products or any other information of, about, or concerning the business of the other Party, its relations with its employees, and its manner of operation, its plans, or other data of any kind, nature or description, the Parties hereby stipulating that as between them the same are important material, confidential and are trade secrets and gravely affect the effective and successful conduct of the business of the other Party and its goodwill, and that any breach of the terms of this section is a material breach hereof.

During and after the Term of this Agreement, not to take, without the written consent of the other Party, any notes, reports, calculations, plans, models, sales data, papers, drawings, documents, contracts, customer and supplier lists, diaries, phone information, trade secrets, research data, production processes, product specifications, blueprints, correspondence, memoranda, or other written records or materials belonging to the other Party or in its possession.  Both Parties also covenant and warrant not to take any computer diskettes, magnetic tapes or other storage media in any tangible form containing such information.  Upon termination of this Agreement, each Party shall immediately deliver all the materials described in this paragraph to the other Party.

Injunction: Each Party agrees that it would be difficult to measure the damage to the other Party from any breach by either Party of this section, and that monetary damages are an inadequate remedy for such breach.  Accordingly, each Party agrees that if the other Party shall breach the terms of this section, the non-breaching Party shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain such breach without showing or proving any actual damage sustained by the breaching Party.

Term

Aquinas shall have 60 days from completion of a Demonstration Unit by Vartovy to close a transaction with a public company of its selection and sign a Joint Venture with at least one Party for construction of at least one Pilot Unit.

Termination

Either Party may terminate this Agreement until all obligation, including financial, have been fulfilled, only after the occurrence of any of the following events, upon written notice to the other Party allowing for twenty (20) days to cure the breach:

The other Party’s failure to perform any of its obligations secured by this Agreement.

Either Party’s  failure to meet any performance standards provided under this Agreement with respect to the AWE technology and process during a specified period; provided, however, that such written notice is delivered within thirty (30) days after the conclusion of the specified period.

Vartovy or Aquinas engaging in any practice with respect to the AWE products, technologies, and processes which is determined to be an illegal or unfair trade practice in violation of any applicable federal, state, provincial or local law, or, which in the opinion of counsel to Vartovy or Aquinas, is an illegal or unfair trade practice in violation of any applicable federal, state, provincial or local law for a period of twenty (20) days after one Party has notice of said violation;

Vartovy’s or Aquinas’ falsification of any records or reports provided to each other;

Vartovy’s or Aquinas’ failure to act in good faith and in a commercially reasonable manner in connection with its obligations under this Agreement;

Vartovy’s or Aquinas’ loss through failure to renew or because of suspension, cancellation or revocation for a period of fifteen (15) days or more, of any federal, state, provincial or local license required by law and necessary in carrying out the provisions of this Agreement;

By mutual consent of both Parties.

In the event of termination, the Parties may still assert any other remedies against the other that they would have had in the event of a breach of this Agreement.

After the expiration of this Agreement, or termination of this Agreement in accordance with Section 6, neither Party shall have any other rights or obligations in respect of each other except that any such explanation or termination shall be without prejudice to the rights and obligations of the Parties in respect to the plants constructed prior to termination.

Disputes: Provisions for Arbitration

The Parties hereto agree that any dispute shall be arbitrated under the International Arbitration of Moscow, Russia.

Specific Performance

The Parties understand and agree that the subject matter and mutual commitments set forth in this Agreement are unique and, for that reason among others, the respective parties will be irreparably damaged in the event that this Agreement is not specifically enforced.  Accordingly, in the event of any breach or default in this Agreement or any of its terms or provisions hereof by any Party hereto, the other Party hereto shall have the right to demand and have specific performance of this Agreement.

Binding Effect

Except as otherwise expressly provided in this Agreement, the Agreement shall be binding upon and shall inure to the benefit of the Parties to the Agreement and their heirs, personal representatives, successors and assigns.  Each Party to this Agreement covenants that he will execute such reasonable documents and perform such reasonable acts as may be required from time to time to carry out the terms and conditions of this Agreement.

Governing Law

This Agreement shall be governed by and interpreted by the laws of Argentina.

Force Majeure

Vartovy shall use reasonable efforts to fill orders promptly and meet the mutually agreed-to dates of shipment in writing.  Vartovy shall not be liable for delays in delivery or failure to manufacture due to causes beyond its reasonable control, such as acts of God, acts of Aquinas, acts of civil or military authorities, inability of material of equipment suppliers to supply due to fires, strikes, floods, wars, riots, and other causes of any similar nature.

Notices

All notices provided for by this Agreement shall be made in writing by delivering personally or by mailing of such notice to the parties hereon, registered or certified mail, postage prepaid, at the following addresses or at such other addresses designated in writing by one Party to the other:

If to Vartovy:            Mr Victor Vartovy
                                67, Malinovskogo str., apart. 87,
                                Odesa, 65074 Ukraine

If to Aquinas:            Mr. Samuel Higgins
                                1607 NE 41st Avenue
                                Portland, OR 97232

Attorney’s Fees

In the event an action shall be brought by any party hereto to enforce the terms referred to in this Agreement, or any controversy arising therefrom, the prevailing Party in each suit shall be entitled to the payment of reasonable attorney’s fees and costs, including travel, which shall be fixed by the court or the arbitrator.

Remedies

The Parties hereto agree and acknowledge that the obligations of the Parties described in this Agreement herein are of a unique and special nature and that the aggrieved Party will not have an adequate remedy at law in the event of failure of a Party to abide by such terms and conditions nor will money damages adequately compensate for such injury.  It is therefore, agreed between the Parties that for any violation by the other Party of the terms and conditions of this Agreement, a restraining order or an injunction may be issued or a decree of specific performance be ordered by court of equity, in addition to any other right or remedies which the Parties may have at law.

Subject Headings

The subject headings of the paragraphs and subparagraphs of this Agreement are included solely for the purpose of convenience only, and shall not affect the construction or interpretation of any of the provisions of this Agreement.

Amendments

No supplemental, modification or amendment of this Agreement shall be binding unless executed by the Parties hereto.

Entire Agreement and Waiver

This Agreement contains the entire Agreement between the Parties hereto, and supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings between the Parties relating to the subject matter hereof.  There are not other understandings, statements, promises or inducements, oral or otherwise, contrary to the terms of this Agreement.  There are no representations, covenants or conditions, expressed or implied, whether by statute or otherwise, other than as set forth herein by any party hereto.  No supplement, modification or termination of any term or condition shall be binding unless executed in writing by the Parties to be bound thereby.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or shall constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the Party making the waiver.

Representation of Authority to Execute Agreement

Each Party to this Agreement represents that it has full power and authority to execute this Agreement and that the execution of this Agreement is not contrary to any existing security agreement or obligation of the undersigned.

Copies

This Agreement may be executed under one or more copies, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile copy shall deemed as an original with full strength and legally binding.

Additional Documents

Both Parties agree to execute any additional documents or agreements contemplated by this Agreement or required hereunder.

21.       Time is of the Essence

            Time is of the essence in this agreement.

22.       Calculation of Expenses for the First Two Months and for the Presentation

            1.         Rent of the premises for the office and laboratory                                      $    400

            2.         Buying of the necessary laboratory measuring equipment                            $2,500

            3.         Buying of the necessary completing equipment                                           $   250

            4.         Buying of the computer and necessary accessories                                     $1,300

            5.         Buying of furniture for the office and laboratory                                          $2,000

            6.         Reconstruction of the existing unit                                                              $   500

            7.         Information and patent studies                                                                   $1,000

            8.         Preparation of materials for the patenting                                                   $1,200

            9.         Salary for employees ($3,500 x 2)                                                            $7,000

            10.       Other expenses                                                                                         $  500

            11.       Victor Vartovy and senior research scientist                                              $4,000

                                                    Total                                                                            $16,650 USD

To be paid upon receipt of signed Agreement.

IN WITNESS WHEREOF, the Parties hereto have entered into and caused this Agreement to be executed by persons duly authorized

Victor Vartovy                                                     Groupo Aquinas SA

By/s/Victor Vartovy                                          By/s/Samuel J. Higgins__________
        Victor Vartovy                                                  Samuel J. Higgins

Dated:  August 23, 2004                                   Dated:  August 23, 2004